FOR IMMEDIATE RELEASE December 19, 2014 Camden National Corporation appoints Deborah Jordan Chief Operating Officer and creates new executive position of Chief Customer Experience Officer CAMDEN, Maine, December 19, 2014/PRNewswire/  Gregory A. Dufour, President and Chief Executive Officer of Camden National Corporation and Camden National Bank (“Camden National”) announced today the promotion of Deborah Jordan to Executive Vice President, Chief Operating Officer and Chief Financial Officer of Camden National and the creation of a new executive position of Chief Customer Experience Officer; both will report directly to Dufour. In her new role, Jordan’s responsibilities will expand to include Operations and Technology, Human Resources and Development, Retail Loan Production and Credit Administration. Currently, she oversees Finance, Marketing, the Office of Project Management, and Strategic Planning. The newly created position of Executive Vice President and Chief Customer Experience Officer will be responsible for developing company-wide programs that will leverage Camden National’s already established customer service expertise to fuel future growth in the rapidly changing financial services environment. The nationwide search for this position will begin on January 1, 2015. “Our new executive structure allows us to leverage the skills and talents of our existing team that is responsible for our current successes, while at the same time positions us for future growth,” said Dufour. “As a successful and proven leader in our organization, Debbie will align our support, technology and finance functions which will enable me to work more closely with our commercial, retail and investment management teams as well as the newly established Chief Customer Experience Officer.” Jordan joined the Company in 2008 as Senior Vice President, Chief Financial Officer and Principal Financial and Accounting Officer and was promoted to Executive Vice President in 2011. Previously, she was Executive Vice President and Chief Financial Officer of Merrill Merchants Bancshares, Inc. in Bangor Maine. Jordan is a Certified Public Accountant who worked at Arthur Andersen & Co. She is a graduate of Eastern Maine Community College and Husson University. Jordan and her family reside in Camden. About Camden National Corporation Camden National Corporation is the holding company employing more than 480 Maine residents for two financial services companies including Camden National Bank and the wealth management company, Acadia Trust, N.A. Camden National Bank is a full-service community bank with a network of 44 banking offices throughout Maine and a commercial loan office in Manchester, New Hampshire. Acadia Trust offers investment management and fiduciary services with offices in Portland, Bangor and Ellsworth.

Located at Camden National Bank, Camden Financial Consultants offers full-service brokerage and insurance services. Learn more at www.CamdenNational.com. Member FDIC. ### CONTACT: Michael R. Archer, Vice President, Corporate Controller, Camden National Corporation, 207.230.2058, marcher@camdennational.com